                                                                  EXHIBIT 11

THE PITTSTON COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(in thousands except per share amounts)


FULL DILUTED EARNINGS PER SHARE:  (A)

                                          Years Ended December 31
                                        --------------------------
                                         1993      1992      1991
                                        -------   ------    ------
PITTSTON SERVICES GROUP:

Income before cumulative effect of
  accounting changes                  $  47,126    27,277    20,841
Cumulative effect of accounting
  changes                                     -         -       311
                                      ---------    ------  --------
Net income                            $  47,126    27,277    21,152
                                      =========    ======  ========
Average common shares outstanding        36,907    37,081    37,284
Incremental shares of stock options         411       129       224
                                      ---------    ------  --------
Pro forma shares outstanding             37,318    37,210    37,508
                                      =========    ======  ========

Fully diluted earnings per share:

Income before cumulative effect of
  accounting changes                  $    1.26      0.73      0.55
Cumulative effect of accounting
  changes                                     -         -      0.01
                                      ---------    ------  --------
Net income                            $    1.26      0.73      0.56
                                      =========    ======  ========


PITTSTON MINERALS GROUP:

Income (loss) before cumulative
  effect of accounting changes        $ (32,980)   21,810   (49,676)
Cumulative effect of accounting
  changes                                     -         -  (123,328)
                                      ---------   -------  --------
Net income (loss)                     $ (32,980)   21,810  (173,004)
                                      =========   =======  ========


Average common shares outstanding         7,381     7,416     7,457
Incremental shares of stock
  options (b)                                 -        26         -
                                      ----------   -------  -------
Pro forma shares outstanding              7,381     7,442     7,457
                                      ==========   =======  =======


Fully diluted earnings per share:

Income (loss) before cumulative
  effect of accounting changes        $   (4.47)     2.93     (6.66)
Cumulative effect of accounting
  changes                                     -         -    (16.54)
                                      ---------    ------  --------
Net income (loss)                     $   (4.47)     2.93    (23.20)
                                      =========    ======  ========



(a) On July 26, 1993, the outstanding shares of the Pittston Company's common stock were redesignated as Pittston Services Group common stock on a share-for-share and a second class of stock, designated as Pittston Minerals Group common stock ("Minerals Stock") was distributed on a basis of one-fifth of one share of Minerals Stock for each share of the Pittston Company's common stock. Accordingly, all common share, stock options and per share data prior to the redesignation has been restated to reflect the new equity structure of the Pittston Company.

(b) For 1993 and 1991, the effect of stock options are excluded from the computations because they are antidilutive, whereby their inclusion results in a lower loss per common share.

PRIMARY EARNINGS PER SHARE:
Primary earnings per share can be computed from the information on the face of the Consolidated Statements of Operations.